EX-16(14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14  of our report dated December 21, 2012, relating to the financial statements and financial highlights which appear in the October 31, 2012 Annual Report of the TS&W Fixed Income Portfolio, which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, "Financial Highlights", “Appendix B – Target Fund’s Financial Highlights” and “Representations and Warranties by the AIC Trust” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Philadelphia, PA
January 23, 2013